Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Final Results for 2010 Fiscal Year, Receipt of $3.6 Million CRAFT 708 Order, and the Signing of a Non-Binding Term Sheet for a $2.5 Million Financing Arrangement

CARLSTADT, N.J.--(BUSINESS WIRE)--July 15, 2010--Tel Instrument Electronics Corp. (“Tel”) announced today that it sustained a net loss of $276K in the fourth quarter ended March 31, 2010 (fiscal year 2010). For the fiscal year in total, the Company recorded a net loss of $1.44 million on sales of $8.96 million. Sales in the fourth quarter were $2.52 million while engineering costs remained at historically high levels as the Company worked to finalize the CRAFT AN/USM-708 and the TS-4530A Mode 5 IFF test sets.

Jeff O’Hara, the Company’s President and COO, indicated that “the recently completed 2010 fiscal year was challenging as the Company invested a record $3.7 million in engineering for our key new products despite a substantial reduction in sales revenue. The decline in 2010 fiscal year revenues was attributable to delays in the receipt of several large military orders and continuing weakness in the commercial avionics market. These delays have continued into the first quarter of the current fiscal year with revenues of approximately $2.5 million. The positive news is that two of the three key new products are now in Navy testing and engineering outlays are declining. Upon receipt of expected purchase orders for these new products, Tel anticipates, although no assurance can be given, a sharp increase in revenues and a return to solid profitability during the course of the current (2011) fiscal year. In this regard, the Navy issued a $3.6 million purchase order last week for 160 CRAFT 708 pilot production units that should begin shipment in the current fiscal quarter. Upon successful completion of Navy technical evaluation for the AN/USM-708, it is our expectation that the Navy will exercise its remaining production options for CRAFT test sets this fiscal year. The ITATS AN/ARM-206 TACAN test set is currently nearing completion of Navy technical evaluation. The Navy has issued a $5.35 million contract to Tel for 102 ITATS units but is withholding the production release on these units until the completion of testing and any required product enhancements. The Company has already received $15 million of delivery orders for the TS-4530A, and the Company plans to deliver 40 units to the Army in the second or third quarter that will be used for testing and product evaluation purposes. Volume TS-4530A production is expected to begin later this fiscal year.”

At March 31, 2010 the Company’s backlog was approximately $21 million as compared to approximately $11 million at March 31, 2009. The backlog at March 31, 2010 includes only the amount of currently exercised delivery orders on open IDIQ (indefinite delivery/indefinite quantity) contracts, and the Company’s backlog is expected to materially increase when the large volume production orders for the AN/USM-708; AN/USM-719; and AN/ARM-206 units are received.

As a result of the decline in revenues and the increased engineering costs incurred in the development of the AN/USM-708, and the TS4530A, the Company’s working capital and cash flow substantially declined in the latest fiscal year. The Company raised approximately $800,000 in additional equity and debt financing in the last fiscal year to support this intensive engineering effort. As previously noted, the Company will require additional capital to support its aggressive growth plans and has been evaluating various financing options. As of June 24, 2010, the Company entered into a non-binding term sheet with a private lender, providing that the Company and the Lender would negotiate an agreement for a five year loan to the Company for $2.5 million at an interest rate of 14% per year. The nonbinding term sheet provides for additional terms to be included in the agreement, usual to these kinds of agreements, including a provision for warrants to the lender to purchase common shares at an exercise price equal to the closing price of the common shares on the NYSE-Amex at the date of the closing of the loan agreement. In the event of certain major corporate events, the lender would have the right to require the Company to purchase the warrant or warrant shares at prices related to the market price of the shares or related to Company operating income. Any final agreement will have other provisions negotiated by the parties. Although no assurance can be given, the Company is reasonably confident that an acceptable agreement can be concluded in the next 45 days.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600